United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
January 25, 2005

Fidelity National Financial, Inc.

(Exact name of Registrant as Specified in its Charter)

1-9396
(Commission File Number)

Delaware	86-0498599
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

601 Riverside Avenue
Jacksonville, Florida 32204

(Addresses of Principal Executive Offices)

(904) 854-8100
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 25, 2005, the Board of Directors of Fidelity National Financial, Inc., a Delaware corporation (“FNF”) elected Thomas M. Hagerty to serve on its Board of Directors, effective immediately. Mr. Hagerty was not elected to any committees of the Board of Directors. A copy of the press release announcing Mr. Hagerty’s election is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. (“THL”). On December 23, 2004, certain affiliates of THL (the “THL Entities”) executed a definitive Stock Purchase Agreement (the “Purchase Agreement”), among Fidelity National Information Services, Inc., a Delaware corporation and wholly-owned subsidiary of FNF (“FNIS”), FNF, and certain affiliates of Texas Pacific Group (the “TPG Entities”). The Purchase Agreement provides the terms upon which FNIS will sell a 12.5 percent minority equity interest in FNIS common stock to the THL Entities for a purchase price of $250,000,000 and a 12.5 percent minority equity interest in FNIS common stock to the TPG Entities for a purchase price of $250,000,000 (the “Transaction”).

In connection with the closing of the Transaction, FNF has agreed to enter into a Stockholders Agreement with the THL Entities and the TPG Entities (the “Stockholders Agreement”), under which FNF agrees to use its reasonable best efforts to have Mr. Hagerty nominated and elected to the Board of Directors of FNF. FNIS also has agreed to enter into a Management Agreement with an affiliate of THL under which certain affiliates of THL will provide advisory services to FNIS in exchange for a one-time transaction fee of $12,500,000, payable at the closing of the Transaction, and an annual management fee, payable in advance in semi-annual installments beginning at the closing of the Transaction in an amount per year equal to $1,250,000.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description
99.1	Press release announcing Fidelity National Financial, Inc. names Thomas M. Hagerty to its Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fidelity National Financial, Inc.
Date: January 31, 2005	By:	/s/ Alan L. Stinson
Name: Alan L. Stinson Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press release announcing Fidelity National Financial, Inc. names Thomas M. Hagerty to its Board of Directors.